UNITED STATES

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Vineyard National Bancorp

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Jon Salmanson

Norman Morales

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Press Release

Source:  Jon Salmanson

Vineyard National Bancorp Shareholders Announce Intended Slate of

Alternate Directors

Candidates Add Strong Corporate Governance and Strategic Expertise

New York, N.Y. — March 17, 2008 – Jon Salmanson and Norman Morales, longtime shareholders of Vineyard National Bancorp (“Vineyard” or the “Company”) (NASDAQ: VNBC), announced today their proposed nominees for election to the Board of Directors of Vineyard should their previously announced proposed Bylaw amendments be adopted by Vineyard’s shareholders. Messrs. Salmanson and Morales are currently conducting a Consent Solicitation to adopt the proposed Bylaw amendments that would allow them to submit their proposed slate of nominees for election at Vineyard’s upcoming Annual Meeting of Shareholders. The proposed nominees have been selected based on their previous experience, corporate governance expertise and their ability to lead the Company.

Mr. Salmanson issued the following statement: “We are delighted to announce our proposed nominees for directors of the Company if we are successful in our Consent Solicitation. The caliber and expertise of these candidates will elevate the strength and capacity of Vineyard’s Board of Directors as we execute our plans for the future while dealing with the challenges of this extreme operating environment. As I have said before, our intent is to assist in the restoration of shareholder value which has declined over the past few months.”

The proposed nominees are:

Thomas K. Koss II. Mr. Koss is the Financial Executive of The Warmington Group, and its operating subsidiary, Warmington Homes California, a private home builder headquartered in southern California, which operates in the same markets as Vineyard. His expertise will be invaluable as Vineyard tries to recover from the issues related to its single-family residential tract construction line of business. Mr. Koss is also President of Warmington Capital Partners LLC and a director of BayHarbor Management Services, Inc. Mr. Koss resides in Orange County, California, and was formerly at Ernst & Young specializing in real estate taxation, after beginning his career at Peat Marwick Mitchel & Co. and maintains his certified public accountant designation. Mr. Koss’s talents will be partially utilized as the designated financial expert and chairperson of the Audit Committee.

David Hardin. Mr. Hardin has previously served as a director of the parent company for a community bank located in southern California. Mr. Hardin has been the President and Chief Executive Officer of HRE Mortgage, Inc. the parent company of Covenant Mortgage, since 2006. Prior to that, Mr. Hardin was Executive Vice President, Chief Banking Officer of Hawthorne Savings for ten years. Mr. Hardin’s talents will be partially utilized in strategic client acquisition and operating efficiencies. Additionally, Mr. Hardin has served in management positions in retail banking, lending production and operations as well as sitting on various executive committees for over 25 years, including serving as an executive at three of the largest savings and loans located within California. Mr. Hardin is a resident of Orange County and is active in numerous community organizations.

Cynthia Harriss. Most recently, Ms. Harriss served as President of Gap Brand North America, Gap Inc.’s namesake chain of apparel stores for two years, and preceded that role as President of Gap Inc.’s Outlet division for nearly 250 stores. Before joining Gap Inc., Ms. Harriss served as President of Disneyland Resort, where she managed all aspects of the Disneyland and Disney’s California Adventure theme parks, as well as the resort’s hotels and retail operations. Previously, Ms. Harriss held a variety of senior positions with The Walt Disney Company, including Senior Vice President of Park Operations at Disneyland, and Senior Vice President of Stores for the Disney Store chain. Before joining Disney in 1992, Ms. Harriss spent 19 years with the Paul Harris Stores a women’s clothing chain, in a variety of marketing and operations roles. Ms. Harriss’s talents will be partially utilized in corporate governance and strategic client acquisition, and she will be the designated chairperson of the Nominating and Governance Committee. In 2000, Ms. Harriss received the Tree of Life Award for outstanding community service from the Jewish National Fund and is a longtime resident of San Francisco and Orange County.

Norman Morales. Mr. Morales previously served as the President and Chief Executive Officer of the Company for over seven years. Mr. Morales has an extensive background in community banking and the financial markets which has spanned over 25 years. Mr. Morales has held director and advisory positions in numerous community, university and charitable organizations. Mr. Morales is a native of southern California and resides in Orange County.

Dev Ogle. Mr. Ogle is a senior executive at The Ken Blanchard Companies and an expert on organizational development, leadership, management development and culture building, with over 30 years of experience working with senior management and boards of directors. Mr. Ogle manages clients within the Fortune 1000 at the C levels and with companies in the United States, Europe and the Far East in such areas as strategic planning and executive consulting. Mr. Ogle’s talents will be partially utilized as the designated chairperson of the Compensation Committee. Mr. Ogle is a resident in Marin County, California.

Lester Strong. Mr. Strong is a retired aerospace executive with twenty-five years of responsible management and engineering expertise in an array of highly sophisticated scientific environments, including program management for satellite vehicle processing support and infrastructure. Mr. Strong’s career at Lockheed Martin Corporation earned him the National Reconnaissance Office Medal of Distinguished Service among other recognitions after receiving his education with advanced degrees from Cornell University. Mr. Strong resides in Santa Maria, California.

Glen Terry. Mr. Terry is a career banking executive, having held the positions of President and Chief Executive Officer of four regional community banks in northern California – The Vintage Bank (Napa), Solano Bank (Vacaville), SierraWest Bank (Truckee) and Napa Valley Bank (Napa). Mr. Terry has served on the respective board of directors of each entity, as well as held leadership positions within the communities of the Napa region. His career has also included senior positions in multi-billion dollar regional and interstate banks. Mr. Terry’s talents will be partially utilized in strategic commercial client acquisition, operating efficiencies, lending and regulatory compliance. His operating knowledge of the regulated environment, in addition to strong corporate governance, will create a balance of experience in assisting Vineyard with its diversification efforts.

Messrs. Salmanson and Morales believe that each proposed nominee meets or exceeds the criteria that Vineyard’s Nominating Committee has established to determine if a potential nominee is qualified to be elected to Vineyard’s Board of Directors.

In addition to the foregoing nominees, Messrs. Salmanson and Morales have proposed that the following individual serve as an ex-officio advisor to Vineyard’s Board of Directors:

Ray McKewon. Now retired, Mr. McKewon was co-founder and Executive Vice President and Secretary of Accredited Home Lenders Holding Co. (formerly Nasdaq:LEND), a nationwide mortgage banking company, which originated, financed, sold, securitized and serviced non-prime mortgage loans secured by single-family residences. Accredited was sold to Loan Star, a Texas based money manager, in 2007. Mr. McKewon had served as a director for ten years of American Residential Investment Trust, Inc. (formerly AMEX:INV), the parent company of American Mortgage Network (AmNet), a wholesale mortgage bank serving mortgage brokers nationwide. AMNET was sold to Wachovia in 2006. His director roles at AmNet also included chairman of the Audit Committee and membership on the

Nominating and Corporate Governance Committees. Mr. McKewon’s talents will be partially utilized in strategic planning, capital markets and capital management. Mr. McKewon now resides in Rancho Santa Fe, California and is the President of a music production company.

The Consent Solicitation

The Consent Solicitation currently being conducted by Messrs. Salmanson and Morales proposes three amendments to Vineyard’s Bylaws which will afford all shareholders, if approved, an alternative option in choosing a Board of Directors to represent their interests and ultimately the direction of the Company. In order to effect the Bylaw amendments, Vineyard’s shareholders are being asked to sign and date the WHITE Consent Card immediately upon receipt and return it using the postage-paid envelope provided. We urge you not to return any blue Consent Revocation Card sent to you by Vineyard. If you have previously returned a blue Consent Revocation Card, you may override the revocation by returning a later dated and signed WHITE Consent Card. Only the latest dated and signed card will count. The proposed Bylaw amendments will become effective automatically once the holders of a majority of the outstanding shares of Vineyard’s common stock consent to these actions and the consents are delivered to Vineyard.

Questions should be referred to:

Jon Salmanson

212-607-5412

j2salman@yahoo.com

Questions regarding the Consent Solicitation Statement and the requisite process for consenting, the Consent Card or receiving a Consent Solicitation Statement should be directed to:

Georgeson Inc.

Shareholders call toll-free: 866-391-7001

Banks and Brokers call collect: 212-440-9800

This press release may be deemed to be solicitation material with respect to support for the proposed amendments by Messrs. Salmanson and Morales to Vineyard’s Bylaws (the “Proposed Bylaw Amendments”) or the candidates to be proposed by Messrs. Salmanson and Morales for Vineyard’s Board of Directors at the 2008 Annual Meeting of Shareholders of Vineyard (the “Proposed Nominees”). In connection with the Proposed Bylaw Amendments, Messrs. Salmanson and Morales have filed a Definitive Consent Solicitation Statement and in connection with the Proposed Nominees, Messrs. Salmanson and Morales intend to file a proxy statement with the SEC, to be distributed to the shareholders of Vineyard. SHAREHOLDERS OF VINEYARD ARE ENCOURAGED TO READ THE CONSENT SOLICITATION STATEMENT FILED WITH THE SEC BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED BYLAW AMENDMENTS, AND THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BYLAW AMENDMENTS AND THE PROPOSED NOMINEES. The Consent Solicitation Statement and proxy statement will be mailed to shareholders of Vineyard and shareholders will be able to obtain documents free of charge at the SEC’s website, www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by contacting: Jon Salmanson, c/o Northeast Securities, 8th Floor, 100 Wall Street, New York, New York 10005 telephone: 212-607-5412 or by emailing Mr. Salmanson at j2salman@yahoo.com.

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